Exhibit 99.1

Enerpac Tool Group Elects Judy Altmaier as New Director

MILWAUKEE--(BUSINESS WIRE)--November 1, 2019--Enerpac Tool Group (NYSE:EPAC) announced today that the Board of Directors has elected Judy Altmaier to its Board effective today. Ms. Altmaier is a former executive of Toro Company, holding roles as President of Exmark Manufacturing a position she held from June 2013 to January 2019, along with Vice President of Operations and Quality Management from October 2009 to June 2013. Ms. Altmaier is an experienced executive with more than 30 years of international experience across a diverse set of industries with a focus on operations. Prior to Toro Company, Ms. Altmaier held a variety of leadership positions during her twenty year tenure at Eaton Corporation, where she last served as Vice President/General Manager of Operations, Auto Group Americas. She holds a bachelor's degree from Kearney State College along with an MBA from the University of Nebraska-Kearney and is also on the Board of Directors of Allison Transmission.

Commenting on the announcement, Jim Ferland, Enerpac Tool Group’s Chairman, said, “We are pleased to welcome Judy as a new independent director to the Enerpac Tool Group Board. Judy’s vast experience, along with her senior leadership and operations focus, will be invaluable to Enerpac Tool Group as the company continues to drive shareholder value. The rest of the Board and I look forward to her contributions.”

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 90 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group trades on the NYSE under the symbol EPAC. Although the Company has adopted “Enerpac Tool Group” as its doing-business name, its legal name continues to be Actuant Corporation until the change is approved by its shareholders. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Contact:
Barb Bolens
EVP and Chief Strategy Officer
262.293.1562